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                                                                    EXHIBIT 4.14

                         AMENDED AND RESTATED TERM NOTE

$1,230,000.00                                     Dated as of September 28, 1998
                                                             Ann Arbor, Michigan

         For value received, the undersigned (herein called "Borrower") promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, Cleveland, Ohio (herein called "Bank"), in good and collected funds, at its main office, the principal sum of One Million Two Hundred Thirty Thousand and 00/100 Dollars ($1,230,000.00) in one (1) monthly installment of Thirty Thousand and 00/100 Dollars ($30,000.00) on October 1, 1998, plus one (1) final installment on October 31, 1998 of any remaining principal balance shall be due and payable, together with interest upon any unpaid principal balance computed upon a 360 day basis and payable on each date designated above for principal payments and at maturity, at a floating rate per annum of one-half of one percent (.5%) in excess of the Prime Rate of Bank. In the event of any change in the Prime Rate of Bank, the interest rate on this Amended Note shall be immediately and correspondingly adjusted, but in no event shall the interest rate on this Amended Note prior to maturity exceed the highest rate permitted by law on the date of this Amended Note. The Prime Rate of Bank is defined as that rate established from time to time by Bank as Bank's Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit. After maturity or the occurrence of an Event of Default, the unpaid principal and accrued interest on this Amended Note shall, until paid, bear interest at a rate per annum equal to the greater of four percent (4%) in excess of the Prime Rate, which rate shall be immediately and correspondingly adjusted with each change in the Prime Rate, or sixteen percent (16%); but in no event shall the interest rate on this Amended Note after maturity exceed the highest rate permitted by law on the date of maturity.

         Prior to maturity, if any payment of principal or interest is not paid when due, Borrower shall pay Bank a late fee equal to the greater of ten percent (10%) of the amount of such payment or twenty five dollars ($25).

         Borrower may prepay this Amended Note, in whole or in part, without the payment of any premium, but all such payments shall be applied to the principal installments of this Amended Note in the inverse order of their maturity.

         This Amended Note is issued pursuant to a certain Repayment Agreement executed on even date herewith by and between Borrower and Bank, among others (said Repayment Agreement as it may be from time to time amended, restated or otherwise modified being herein called the "Repayment Agreement") to which reference is hereby made for a statement of the rights of Bank and the duties and obligations of Borrower in relation thereto, but neither this reference to the Repayment Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of Borrower to pay the principal of and interest on this Amended Note when due. This Amended Note amends and restates in its entirety the Term Note dated February 12, 1997 in the principal amount of $1,800,000.00, including any amendments or modifications thereto, and referred to in the Repayment Agreement and does not represent

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evidence of new indebtedness, or repayment of any indebtedness. The notes which formerly evidenced the debt now evidenced by this Amended Note shall remain in full force and effect only for the purpose of evidencing any amounts due thereunder which for any reason, in fact or in law, that do not become obligations of the Borrower under this Amended Note as intended by the Borrower. Capitalized terms used herein and not defined shall have the meaning given to them in the Repayment Agreement. The headings of paragraphs of the Repayment Agreement and the titles of any and all documents executed in conjunction therewith, including this Amended Note, are for the convenience of reference only, and are not to be considered as limiting or otherwise affecting any of the terms hereof or thereof.

         This Amended Note and every other obligation, indebtedness, and liability of Borrower to Bank, whether joint or several, absolute or contingent, due or to become due, and whether heretofore or hereafter contracted or existing and in whatsoever manner acquired by or accruing to Bank, whether before or after maturity and whether the same may have been or shall be participated, in whole or in part to others, and including all amendments, extensions, and renewals thereof (all herein called "Obligations"), are secured as set forth in the Repayment Agreement.

         Borrower represents and warrants that it is a duly-organized and existing corporation under the laws of the State of Michigan that the execution and delivery hereof have been duly authorized by appropriate corporate action, that there is no prohibition either in law, in its articles of incorporation, by-laws, or regulations, or in any agreement to which it is a party which in any way restricts or prevents the execution of this Amended Note and performance of the Obligations herein in any respect, and that this Amended Note has been duly executed and is a valid and binding Obligation of Borrower.

         Borrower shall be in default hereunder if there shall occur an Event of Default as set forth in the Repayment Agreement. If there shall occur any Event of Default, Bank, by notice given to Borrower (only if and to the extent such notice is required by the Repayment Agreement), may declare the unpaid principal of and accrued interest owing upon this Amended Note and all other Obligations to be immediately due and payable and upon any such declaration such principal and interest shall become and be forthwith due and payable without any further notice, presentment, or demand of any kind, all of which are hereby expressly waived by Borrower. Further as provided in the Repayment Agreement for specific Events of Default, the unpaid principal and accrued interest owing upon this Amended Note and all other Obligations shall become and be forthwith due and payable without declaration, notice, presentment, or demand of any kind, all of which are hereby expressly waived by Borrower.

         Wherever used in this Amended Note, the term "Bank" shall include any holder or assignee of this Amended Note. Except for notice expressly required by the Repayment Agreement, if any, Borrower and each endorser, guarantor, and surety hereof waives presentment, demand for payment, protest, notice of protest, and notice of nonpayment, and further agrees and consents that, without notice and without affecting their liability hereon, the holder hereof at any time or times is authorized to: (a) correct patent errors and fill blanks herein; (b) cause or permit the signature of one or more additional makers, co-makers, sureties, guarantors and/or endorsers to be added hereto; (c) extend the time of payment of this Amended Note in whole or in part; (d) sell, exchange, surrender, substitute or otherwise deal with any collateral now or hereafter securing this Amended Note; (e) add or release any other person

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primarily or secondarily liable on this Amended Note; and (f) modify, waive, supplement or otherwise change the terms of any security agreement pertaining to this Amended Note.

         Borrower understands and agrees that this Amended Note is subject to and shall be construed according to the laws of the State of Ohio, without regard to principles of conflict of laws. Bank's rights, remedies, and powers that are expressly specified in this Amended Note are in addition to Bank's rights, remedies, and powers under any other instrument or agreement or under applicable law.

         Any deposits or sums at any time credited by or due from Bank to Borrower and any securities or other personal property of Borrower in the possession of Bank may at all times be held and treated as additional security for the payment of the Obligations. After the occurrence of any Event of Default, Bank may apply or set off such deposits or other sums against the Obligations at any time and without further notice.

         Any waiver of Bank's rights hereunder must be in writing and signed by Bank. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any such right or remedy on a future occasion, nor as the establishment of a course of dealing with respect to such waiver(s) or any other action or inaction of Bank referred to in this paragraph. Delay or failure by Bank to exercise its powers, rights, or remedies, in whole or in part, shall not be deemed a waiver of any such power, right, or remedy; no single or partial exercise of any right, power, or remedy hereunder shall preclude the exercise of any other right, power, or remedy. All agreements, representations, and warranties made herein will survive the making of the loan evidenced by this Amended Note and will bind and inure to the benefit of Borrower and its successors and assigns and Bank and its successors and assigns.

         Any notice required or authorized to be given to Borrower pursuant to the provisions of this Amended Note shall be sufficiently given when such notice is either delivered, sent by telegram, or mailed (deposited for delivery, postage prepaid, by U.S. mail) to Borrower either at the address set forth below (as modified by any change therein which Borrower has supplied in writing to Bank) or at any other address at which Bank customarily communicates with Borrower.

         If any provision of this Amended Note, or any covenant, stipulation, obligation, agreement, act, or action, or part thereof made, assumed, entered into, or taken hereunder or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision or any other covenant, stipulation, obligation, agreement, act, or action or part thereof, made, assumed, entered into, or taken, each of which shall be construed and enforced as if such illegal or invalid portion were not contained herein. Such illegality or invalidity of any application of any provision hereof shall not affect any legal and valid application thereof, and each such provision, covenant, stipulation, obligation, agreement, act, or action, or part shall be deemed to be effective, operative, made, entered into, or taken in the manner and to the full extent permitted by law.

         The relationship between Borrower and Bank with respect to this Amended Note and any writing executed or delivered in connection herewith is and shall be solely that of debtor and creditor, respectively, and Bank has no fiduciary obligation toward Borrower with respect to any such document or the transactions contemplated thereby.

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         This Amended Note and any agreement, document or instrument referred to herein or executed between Bank and Borrower on or as of the date hereof integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

         Borrower agrees to promptly reimburse Bank for all costs and expenses, including attorney's fees of Bank's in-house or outside counsel incurred by Bank in connection with any restructurings of this Amended Note or any documents executed and delivered in connection herewith and in connection with any collection proceedings as a result of nonpayment of this Amended Note, as and when due and payable.

         Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to Bank. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of this Amended Note to Bank. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to Bank incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

         Borrower, to the extent permitted by law, waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between Bank and Borrower arising out of, in connection with, related to, or incidental to the relationship established between Borrower and Bank in connection with this Amended Note or any other agreement, instrument or document executed or delivered in connection therewith or the transactions related thereto. This waiver shall not in any way affect, waive, limit, amend or modify Bank's ability to pursue remedies pursuant to any confession of judgment or cognovit provision contained in this Amended Note, or any other agreement, instrument or document related thereto.

Address:                     NEMATRON CORPORATION

5840 Interface Drive         By:  /s/ David P. Gienapp
Ann Arbor, Michigan  48103      ------------------------------------------------
                             Title:  Vice President - Finance and Administration





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